Exhibit 99.1

Baker Acquires RBF Consulting

PITTSBURGH—(BUSINESS WIRE)— Michael Baker Corporation (NYSE Amex:BKR) announced today that it has acquired RBF Consulting (RBF), a 540-person engineering, planning, surveying and environmental services firm based in Irvine, California. RBF significantly expands Baker’s presence in the Western U.S. transportation, civil and environmental infrastructure markets and, through its water resources experience and expertise, provides a platform for Baker to build a national water and wastewater practice. The terms of the transaction were a total consideration of $50 million, of which approximately $45.7 million was paid in cash and approximately $4.3 million was paid in Baker common stock.

Founded in 1944, RBF Consulting (www.rbf.com) has 17 offices in California, Nevada and Arizona. The highly respected company provides comprehensive planning, design and construction services for its clients including public and governmental agencies, the development community, private enterprise, non-profit agencies and colleague firms. Its revenue in 2010 was approximately $103 million. The combination of Baker’s and RBF’s services creates a truly national engineering consulting and professional services firm and expands the ability of both companies to compete for and execute larger and more complex infrastructure projects on an international scale. Also, a combined Baker and RBF places emphasis on and strongly supports both firms’ internal and external sustainability initiatives.

In making the announcement, Baker’s President and Chief Executive Officer Brad Mallory, said, “RBF is an outstanding company with a very talented team of professional and technical employees. Its prominence in the Western United States, and particularly in California, greatly expands Baker’s presence in that region of the country, which is a key objective of our growth strategy.” He added that RBF provides Baker with access to a new and diversified client base, including the private sector, which will help the Company meet its objective of a more balanced public/private business mix. He concluded that, “following the acquisition, we continue to have a strong balance sheet, with no debt and approximately $50 million of cash and marketable securities. We firmly believe that the RBF acquisition represents an excellent strategic investment that will build long-term, sustainable value for all of our shareholders.”

RBF Co-Chief Executive Officer Bob Kallenbaugh, said, “Our decision to join with Baker is clearly the most strategic and monumental decision we have made in our 67-year history. We will be able to bring increased and expanded services to the clients we serve, and provide extended opportunities for our people as the top experts in their respective fields.”

RBF’s Co-Chief Executive Officer Jim McDonald, said, “Baker and RBF have historically shared harmonious business philosophies and core values of excellence in client service, high quality projects and leadership in their fields of expertise, as well as a mission to create innovative and sustainable solutions for infrastructure and the environment. We are excited about our future as a company of Michael Baker Corporation.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With the addition of RBF, the Company has more than 3,250 employees in nearly 110 offices across the United States. Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

Michael Baker Corporation

David Higie, 412-269-6449

Source: Michael Baker Corporation

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